Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Unity Wireless Corporation

We consent to the incorporation by reference in the registration statement (No. 333 - 59674) on Form S-8 of Unity Wireless Corporation of our report dated February 7, 2003, with respect to the consolidated balance sheets of Unity Wireless Corporation as of December 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-KSB of Unity Wireless Corporation.

Chartered Accountants
Vancouver, Canada
April 3, 2002